Exhibit 99

Jeff Harmening Named Chief Executive Officer of General Mills

Ken Powell to Continue as Chairman of the Board until Retirement

MINNEAPOLIS (May 3, 2017) – General Mills today announced that its board of directors has elected Jeffrey L. Harmening Chief Executive Officer of the company, effective June 1, 2017. The board also elected Harmening to the General Mills Board of Directors. Harmening, age 50, is a 23-year veteran of the company and has served as President and Chief Operating Officer since July 1, 2016. Harmening succeeds Ken Powell, who has served as General Mills Chairman and Chief Executive Officer since 2007. Powell will continue to serve as the company’s Chairman for a transition period until his retirement, expected within the next year.

“General Mills has a long tradition of delivering top-tier returns that our shareholders have counted on for generations,” said Powell. “We are focused on growth and feel strongly that Jeff is the right leader for the next leg of our journey.”

R. Kerry Clark, Independent Lead Director of the General Mills Board added, “Under Ken’s leadership as CEO, the company made significant strides to expand globally, developed a culture of Holistic Margin Management, and redoubled its focus on meeting the ever-changing needs of consumers. These achievements have resulted in outstanding value creation for General Mills shareholders, including 11 percent compound annual total shareholder returns.”

“A key responsibility of a board is leading a thoughtful, robust succession planning process,” Clark continued. “The board unanimously cast its vote for Jeff as the best candidate to lead this venerable 150-year-old company. Jeff knows how to build talented teams and has extensive experience both in the U.S. and globally. He is not afraid to challenge the status quo and he is a tenacious and resilient leader.”

During Harmening’s leadership of the U.S. Retail business, the company greatly expanded its position in the natural and organic segment, including the acquisition of Annie’s and EPIC Provisions, making General Mills currently the fourth largest maker of natural and organic foods in the U.S. While President of the company’s U.S. cereal business, Harmening led a realignment of the portfolio that resulted in multiple years of growth in sales, market share and profitability.  As CEO of Cereal Partners Worldwide (CPW), the joint venture with Nestlé based in Switzerland that markets cereal in 130 countries, Harmening oversaw a reorganization of the company that positioned the business to deliver long-term profitable growth.

“I am honored to take the helm of General Mills at such an important point in its history,” said Harmening. “Building on the legacy of those that have led this great company before me is an exciting challenge and one I do not take on alone. General Mills’ employees are singularly focused on driving growth and returns for the long term, and it will be a privilege to help them reach that goal.”

Harmening joined General Mills in 1994 and has served in a variety of roles including Senior Vice President, Chief Executive Officer of CPW. Harmening has served as Executive Vice President, Chief Operating Officer, U.S. Retail, Vice President and Senior Vice President of the Big G cereal division, and a variety of marketing roles in Betty Crocker, Yoplait, Foodservice, and Big G New Enterprises.

Harmening holds a bachelor’s degree from DePauw University and an MBA from Harvard, and is on the board of trustees for DePauw University.

About General Mills

General Mills is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Fiber One, Haagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2016 consolidated net sales of US $16.6 billion, as well as another US $1.0 billion from its proportionate share of joint-venture net sales.

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